Exhibit 99.1

NUTRIBAND SELECTS COMMERCIAL BRAND NAME FOR ITS ABUSE DETERRENT FENTANYL PATCH

Nutriband has selected the commercial worldwide brand name for its lead product, an abuse deterrent fentanyl transdermal system, and will submit to the FDA for approval per FDA Guidance.

Nutriband partnered with Brand Institute, Inc, the global leader in pharmaceutical and healthcare-related brand name and identity development.

ORLANDO, FL / ACCESSWIRE / March 30, 2026 / Nutriband Inc. (NASDAQ:NTRB)(NASDAQ:NTRBW), a company engaged in the development of prescription transdermal pharmaceutical products, today announced that it has selected the commercial worldwide brand name candidate for its lead product, an abuse deterrent fentanyl transdermal system. The proposed brand name and product labeling will be submitted to the FDA and other international regulatory agencies for review and approval. In addition, the selected name is being submitted to the United States Patent and Trademark Office for trademark registration and to secure full intellectual property rights in the United States and internationally.

The company engaged Brand Institute, Inc, the global leader in pharmaceutical and healthcare-related brand name and identity development services to develop the worldwide commercial brand name and visual identity for the product. This product utilizes Nutriband’s AVERSA™ abuse deterrent transdermal technology and has the potential to be the world’s first abuse-deterrent patch designed to deter the abuse and misuse and reduce the risk of accidental exposure of transdermal fentanyl.

Nutriband’s abuse deterrent fentanyl transdermal system has the potential to reach peak annual US sales of $80 million to $200 million.1 While initially concentrating on the US market, the unmet medical need for adequate pain management is a global problem, and the product is in development for all major medical markets worldwide.

Developing a proprietary brand name for a prescription drug product is a critical element in drug product development because the end users (doctors, pharmacists, patients) must be able to easily distinguish a proprietary name from other drug names that are phonetically similar (sound-alike names) or similar in their spelling or appearance (look-alike names). In addition, if the drug name is otherwise confusing or misleading, the patient might receive the wrong product and the subsequent medication error could lead to significant harm to the patient.

Brand Institute has been leading the market for over 20 years with a 75% share of drug name approvals globally, including 87% of FDA approved names in 2024. In addition, Brand Institute has been responsible for many of the opioid chronic pain product brand names and specifically a majority of the abuse deterrent opioid product brand names approved by FDA for sale in the United States.

Drug Safety Institute (DSI), a wholly owned regulatory subsidiary of Brand Institute, will provide regulatory services, solutions and support on the project. DSI is led by former officials from US Food & Drug Administration (FDA), European Medicines Agency (EMA), Health Canada (HC), United States Adopted Name Council (USAN), and World Health Organization (WHO) who co-authored the naming guidance documents while with their former respective agencies.

Nutriband’s AVERSA™ abuse-deterrent technology is utilized to incorporate aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential including opioids and stimulants. The AVERSA™ abuse deterrent technology is protected by a broad international intellectual property portfolio with patents issued in 46 countries including the United States, Europe, Japan, Korea, Russia, China, Canada, Mexico, and Australia.

Health Advances Aversa Fentanyl market analysis report 2022

About AVERSA™ Abuse-Deterrent Transdermal Technology

Nutriband’s AVERSA™ abuse-deterrent transdermal technology incorporates aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential. The AVERSA™ abuse-deterrent technology has the potential to improve the safety profile of transdermal drugs susceptible to abuse, such as fentanyl, while making sure that these drugs remain accessible to those patients who really need them. The technology is covered by a broad intellectual property portfolio with patents granted in the United States, Europe, Japan, Korea, Russia, China, Canada, Mexico, and Australia.

About Nutriband, Inc.

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product under development is an abuse-deterrent fentanyl patch incorporating our AVERSA™ abuse-deterrent technology. AVERSA™ technology can be incorporated into any transdermal patch to prevent the abuse, misuse, diversion, and accidental exposure of drugs with abuse potential. The Company’s website is www.nutriband.com. Any material contained in or derived from the Company’s websites or any other website is not part of this press release.

About Brand Institute, Inc., and wholly owned regulatory subsidiary, Drug Safety Institute Brand Institute is the global leader in pharmaceutical and healthcare-related name development, with a portfolio of over 5,000 marketed healthcare brand names and 1,800 USAN/INN nonproprietary names for nearly 1,600 clients. The company partners on over 75% of pharmaceutical brand and nonproprietary name approvals globally every year with healthcare manufacturers. Drug Safety Institute is composed of former naming regulatory officials from global government health agencies, including Food and Drug Administration (FDA), European Medicines Agency (EMA), Health Canada (HC), American Medical Association (AMA), and the World Health Organization (WHO). These regulatory experts co-authored the name review guidelines while with their former respective agencies, with many responsible for ultimately approving (or rejecting) brand name applications to ensure safety and prevent medication errors. To learn more about Brand Institute’s capabilities and experience, please visit www.brandinstitute.com and contact your local Brand Institute representative.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words ‘‘believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including those including the Company’s ability to develop its proposed abuse-deterrent fentanyl transdermal system and other proposed products, its ability to obtain patent protection for its abuse technology, its ability to obtain the necessary financing to develop products and conduct the necessary clinical testing, its ability to obtain Federal Food and Drug Administration approval to market any product it may develop in the United States and to obtain any other regulatory approval necessary to market any product in other countries, including countries in Europe, its ability to market any product it may develop, its ability to create, sustain, manage or forecast its growth; its ability to attract and retain key personnel; changes in the Company’s business strategy or development plans;

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